Exhibit 99.1

NEWS RELEASE

Investor Contact:	Company Contact:

Alex Wellins, Annie Palmore	Mike Peckham
the blueshirt group for NetManage	Chief Financial Officer
(415) 217-7722	NetManage, Inc.
alex@blueshirtgroup.com	(408) 973-7171
annie@blueshirtgroup.com

NetManage Announces Fourth Quarter and Fiscal Year 2002 Financial Results

Company’s Fourth Quarter Revenues Grow 18% Sequentially

Cupertino, Calif. # February 12, 2003 # NetManage, Inc. (Nasdaq: NETME), experts in host access and integration solutions, today reported financial results for the fourth quarter and fiscal year ended December 31, 2002.

Net revenue for the fourth quarter was $16.5 million, an 18% increase over $14.0 million in the third quarter 2002 and a 15% decrease from $19.5 million in restated net revenue for the fourth quarter 2001. The Company reported a net loss of $6.3 million, or $0.72 per share, for the fourth quarter 2002, including an asset impairment charge in the amount of $5.6 million, or $0.64 per share. This compares to a net loss of $11.3 million, or $1.28 per share, in the third quarter 2002, which included a restructuring charge of $4.6 million, or $0.52 per share, and a restated net loss of $195,000, or $0.02 per share, for the fourth quarter of 2001. The asset impairment charge in the fourth quarter 2002 has no cash impact on the Company.

Net revenues for the year ended December 31, 2002 were $65.7 million, compared to $79.2 million, as restated, for the year ended December 31, 2001. The Company reported a net loss for the year ended December 31, 2002 of $22.0 million, or $2.46 per share, including a restructuring charge of $4.7 million, or $0.53 per share and an asset impairment charge of

$5.6 million, or $0.63 per share, compared to a net loss of $12.3 million, or $1.32 per share, as restated, for 2001.

     “We are encouraged with our performance improvement and sequential revenue growth in the fourth quarter,” said Zvi Alon, president, chairman and CEO of NetManage. “While the overall market remains soft, we were encouraged by an up tick in customer activity throughout the quarter. As a result, we experienced strong bookings and have an improved backlog heading into the first quarter. In addition, we ended the year with $24.0 million in cash.”

Given analysts’ expectations of relatively flat IT spending in 2003, the Company separately announced that it has initiated an expense reduction plan including a staff reduction of more than 20%. This includes the consolidation of certain corporate functions from remote offices in to the Company’s corporate headquarters in order to reduce infrastructure costs. “We are committed to managing the business for profitability while continuing to provide world-class support and service for our customers, and these actions will help us achieve both of those goals,” concluded Mr. Alon.

NetManage has maintained relationships with the leading Fortune 1000 companies across a number of vertical industries. These customer relationships continued in the fourth quarter including deals with Novartis Pharmaceuticals, DaimlerChrysler Corporation, United States Department of Agriculture, Aetna, Incorporated and The Goldman Sachs Group, Incorporated. In a recent META Group industry report NetManage was named one of the top five vendors in the Web-to-Host market, poised to help customers externalize legacy applications via Web services. (Source: META Group, Inc., METAspectrumSM Evaluation of Web-to-Host Tool Market, 12/4/02).

Conference Call Information

The Company has scheduled a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday, February 12, 2003. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 719-457-2635 and entering the reservation number 593834. A playback of the conference call can be accessed beginning February 12, 2003 at 4:00 p.m. PT and is available through 4:00 p.m.

PT on February 19, 2003. The playback will be broadcast via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 719-457-0820 and entering the reservation number 593834.

About NetManage

Founded in 1990, NetManage, Inc. (Nasdaq:NETME), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company’s investment in existing legacy systems and applications. NetManage offers a full range of application integration, Web publishing and host access software for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells its products and services worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino, CA and has offices worldwide. For more information, visit www.netmanage.com.

© 2003 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

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This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These statements can be identified by the use of the words “may,” “will,” “believes,” “plans” or other similar language. These forward-looking statements include statements regarding improvement in the Company’s markets and competitive position, improvement in financial results and business pipeline, the Company’s positioning in the eBusiness market, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company’s target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; that the Company will continue to progress in the execution of its business plan; that the Company will not be adversely affected by the fact that it has restated certain financial results; or that the Company has been notified by Nasdaq that it will continue the listing of the Company’s securities on The Nasdaq National Market only if on or before February 28, 2003 the Company files its Form 10-K for the fiscal year ended December 31, 2002 with the SEC and Nasdaq and that it otherwise complies with all continued listing requirements. Additional information on these and other risk factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

NETMANAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2002	2001

		(As restated)
Cash and cash equivalents	$24,014	$33,038
Marketable securities	80	792
Accounts receivable, net	18,332	17,801
Prepaid expenses and other current assets	2,933	3,278

Total current assets	45,359	54,909
Property and equipment, net	2,323	3,883
Goodwill, net	1,762	7,413
Other intangibles, net	3,573	7,292
Other assets	221	2,149

	$53,238	$75,646

Current liabilities	$35,570	$36,283
Long-term liabilities	1,581	775
Stockholders’ equity	16,087	38,588

	$53,238	$75,646

NETMANAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2002	2001	2002	2001

		(As restated)		(As restated)
Net revenues:
License fees	$8,010	$10,352	$31,401	$39,033
Services	8,512	9,171	34,288	40,216

Total net revenues	16,522	19,523	65,689	79,249
Cost of revenues:
License fees	567	856	2,327	3,454
Services	1,366	1,920	6,243	8,131

Cost of revenues	1,933	2,776	8,570	11,585

Gross margin	14,589	16,747	57,119	67,664

Operating expenses:
Research and development	2,755	3,645	13,075	17,962
Sales and marketing	7,702	10,266	35,397	45,383
General and administrative	3,540	2,044	12,239	10,297
Restructuring charge	79	—	4,693	—
Asset Impairment	5,605	—	5,605	—
Amortization of intangible assets	762	1,542	3,051	5,964

Total operating expenses	20,443	17,497	74,060	79,606

Loss from operations	(5,854)	(750)	(16,941)	(11,942)
Loss on investments	(275)	—	(2,809)	(1,824)
Interest income and other, net	103	554	374	2,636
Foreign currency transaction losses	(163)	10	(1,550)	(411)

Loss before provision for income taxes	(6,189)	(186)	(20,926)	(11,541)
Provision (benefit) for income taxes	152	9	1,068	728

Net loss	$(6,341)	$(195)	$(21,994)	$(12,269)

Net loss per share Basic and diluted	$(0.72)	$(0.02)	$(2.46)	$(1.32)
Weighted average common shares and equivalent Basic and diluted	8,767	9,153	8,927	9,276